Exhibit 99.1

UTC REPORTS FIRST QUARTER EPS INCREASE OF 19 PERCENT ON 13 PERCENT REVENUE

GROWTH; INCREASES 2006 EPS OUTLOOK

HARTFORD, Conn., April 19, 2006 – United Technologies Corp. (NYSE:UTX) today reported first quarter 2006 earnings per share increased 19 percent to $0.76 compared with the year ago first quarter. Consolidated revenues for the quarter increased 13 percent to $10.6 billion, reflecting organic growth of 9 percent and the impact of 2005 acquisitions, primarily Kidde.

“This is a great start to 2006 and supports increasing our full year earnings outlook. We now expect earnings per share in a range of $3.50 to $3.60 for the year, up from the prior range of $3.40 to $3.55. Given the organic growth in the quarter and current backlogs, revenues for the year should be in the range of $46 billion.” said UTC Chairman and Chief Executive Officer George David. “We confirm expectations for cash flow after capital expenditures equal to net income for the year,” he added.

First quarter net income increased 18 percent to $768 million. In the quarter, foreign currency translation reduced earnings by $0.02 per share and revenues by 2 percent.

“Revenues grew organically in the quarter at 9 percent in spite of lower revenues at Sikorsky due to the strike which has now been settled. Cost reductions and productivity continued to fuel margin expansions at Carrier and UTC Fire & Security. Overcoming the adverse impacts of the Sikorsky strike, stronger dollar and R&D calendarization, this is as good a quarter as we have seen in a long time,” David said.

Cash flow from operations was $975 million and, after capital expenditures of $201 million, slightly exceeded net income for the quarter. Share repurchase in the quarter was $375 million, on track with share repurchase guidance of $1.5 billion for the year.

First quarter results include restructuring costs of $31 million offset by an equal gain on the sale of marketable securities. Additional favorable items are anticipated in 2006 which will be used to offset trailing costs from prior restructuring actions as well as to fund potential new actions initiated throughout the year. Total restructuring for 2006 should equal or exceed one time favorable items.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries.

This release is supplemented by presentation materials that are available on UTC’s website at www.utc.com, and includes “forward looking statements” concerning expected revenue, earnings, cash flow and other matters that are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the health of the global economy; strength of end market demand in building construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company specific items including the availability and impact of acquisitions, the rate and ability to effectively integrate these acquired businesses, the ability to achieve cost reductions at planned levels, and the outcome of legal proceedings. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results”, as well as the information included in UTC’s Current Reports on Form 8-K.

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United Technologies Corporation

Condensed Consolidated Statement of Operations

(Millions, except per share amounts)	Quarter Ended March 31, (Unaudited)
	2006	2005
Revenues	$10,615	$9,407

Cost and Expenses
Cost of goods and services sold	7,650	6,815
Research and development	369	291
Selling, general and administrative	1,314	1,213

Operating Profit	1,282	1,088
Interest expense	142	100

Income before income taxes and minority interests	1,140	988

Income taxes	319	277
Minority interests	53	60

Net Income	$768	$651

Earnings Per Share of Common Stock
Basic	$0.78	$0.66
Diluted	$0.76	$0.64

Average Shares
Basic	984	992
Diluted	1,009	1,016

As described on the following pages, consolidated results for the quarters ended March 31, 2006 and 2005 include restructuring and related charges and non-recurring items.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

	Quarter Ended March 31, (Unaudited)
(Millions)	2006	2005
Revenues

Otis	$2,348	$2,322
Carrier	2,904	2,705
UTC Fire & Security	1,112	764
Pratt & Whitney	2,568	2,013
Hamilton Sundstrand	1,164	1,028
Sikorsky	512	605

Segment Revenues	10,608	9,437
Eliminations and other	7	(30)

Consolidated Revenues	$10,615	$9,407

Operating Profit

Otis	$439	$422
Carrier	204	152
UTC Fire & Security	65	39
Pratt & Whitney	430	340
Hamilton Sundstrand	181	152
Sikorsky	3	53

Segment Operating Profit	1,322	1,158
Eliminations and other	45	11
General corporate expenses	(85)	(81)

Consolidated Operating Profit	$1,282	$1,088

As described on the following pages, consolidated results for the quarters ended March 31, 2006 and 2005 include restructuring and related charges and non-recurring items.

United Technologies Corporation

Consolidated Operating Profit

Consolidated operating profit for the quarters ended March 31, 2006 and 2005 includes restructuring and related charges as follows:

	Quarter Ended March 31, (Unaudited)
(Millions)	2006	2005
Restructuring and Related Charges
Otis	$2	$5
Carrier	7	25
UTC Fire & Security	2	1
Pratt & Whitney	12	10
Hamilton Sundstrand	8	9
Sikorsky	—	—

Segment Operating Profit	31	50
Eliminations and other	—	—
General corporate expenses	—	—

Consolidated Operating Profit	$31	$50

Consolidated results for the quarters ended March 31, 2006 and 2005 include the following non-recurring items:

2006

Q1

•	Pratt & Whitney: Approximately $25 million gain realized on the sale of a partnership interest in an engine program at Pratt Canada.

•	Eliminations and Other: Approximately $25 million gain from the sale of marketable securities.

2005

Q1

•	Eliminations and Other: Approximately $30 million gain from the sale of marketable securities.

United Technologies Corporation

Condensed Consolidated Balance Sheet

	March 31, 2006	December 31, 2005
(Millions)	(Unaudited)	(Unaudited)
Assets

Cash and cash equivalents	$2,417	$2,247
Accounts receivable, net	7,128	7,240
Inventories and contracts in progress, net	6,472	5,659
Other current assets	2,104	2,060

Total Current Assets	18,121	17,206

Fixed assets, net	5,677	5,623
Goodwill, net	13,254	13,007
Intangible assets, net	3,030	3,059
Other assets	6,949	7,030

Total Assets	$47,031	$45,925

Liabilities and Shareowners’ Equity

Short-term debt	$2,319	$2,305
Accounts payable	4,017	3,820
Accrued liabilities	9,657	9,220

Total Current Liabilities	15,993	15,345

Long-term debt	5,954	5,935
Other liabilities	6,926	6,876

Total Liabilities	28,873	28,156

Minority interest in subsidiary companies	801	778

Shareowners’ Equity:
Common Stock	8,737	8,552
Treasury Stock	(7,789)	(7,418)
Retained Earnings	16,601	16,051
Accumulated other non-shareowners’ changes in equity	(192)	(194)

	17,357	16,991

Total Liabilities and Shareowners’ Equity	$47,031	$45,925

Debt Ratios:
Debt to total capitalization	32%	33%
Net debt to net capitalization	25%	26%

United Technologies Corporation

Condensed Statement of Cash Flows

	Quarter Ended March 31, (Unaudited)
	2006	2005
(Millions)
Operating Activities
Net Income	$768	$651
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	264	226
Deferred income taxes and minority interest	32	98
Stock compensation cost	44	35
Changes in working capital	(174)	(104)
Voluntary contributions to pension plans	—	(65)
Other, net	41	5

Net Cash Provided by Operating Activities	975	846

Investing Activities
Capital expenditures	(201)	(152)
Acquisitions and disposal of businesses, net	(90)	(120)
Other, net	(36)	98

Net Cash Used in Investing Activities	(327)	(174)

Financing Activities
Decrease in borrowings, net	(14)	(735)
Dividends paid on Common Stock	(207)	(208)
Repurchase of Common Stock	(375)	(115)
Other, net	112	82

Net Cash Used in Financing Activities	(484)	(976)

Effect of foreign exchange rates	6	2

Net increase (decrease) in cash and cash equivalents	170	(302)

Cash and cash equivalents - beginning of period	2,247	2,265

Cash and cash equivalents - end of period	$2,417	$1,963

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Certain reclassifications have been made to prior year amounts to conform to current year presentation.

(2)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(3)	Organic growth represents the total reported revenue increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring revenues that are not included in organic growth in 2006 include approximately $25 million from the sale of marketable securities. Non-recurring revenues that are not included in organic growth in 2005 include approximately $30 million from the sale of marketable securities. Constant currency represents reported revenues or operating profits less the impact of foreign currency translation.